EXPENSE UNDERTAKING

      UNDERTAKING made as of the 25th day of August, 2004 by ADELANTE CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("ACM").

      WHEREAS, Lend Lease Funds (the "Trust") is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and Lend Lease U.S. Real Estate Securities Fund (the "Fund") is a series of the Trust;

      WHEREAS, the Trust and ACM have entered into an Advisory Agreement dated August 25, 2004 (the "Management Agreement"), pursuant to which ACM provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

      WHEREAS, the Trust and ACM have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

      NOW THEREFORE, the parties hereto agree as follows:

1.    EXPENSE LIMITATION; RECOUPMENT.

      (a) To the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to investment management fees of ACM, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by the Trust's trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined below, such excess amount (the "Excess Amount") shall be the liability of ACM. The "Operating Expense Limit" in any fiscal year with respect to each class of the Fund shall be as follows (based on a percentage of the average daily net assets of such class of the Fund):

            Class                   Operating Expense Limit (in basis points)
            -----                   -----------------------------------------

      Class A Shares                            150
      Class K Shares                            125
      Class Y Shares                             97

      (b) To determine ACM's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a class of the Fund exceed the Operating Expense Limit of for that class of the Fund, ACM shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount. The Trust may offset amounts owed to the Fund pursuant to this Agreement against the advisory fee payable to ACM.

      (c) If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of the Fund for that day are less than the Operating Expense Limit, ACM shall be entitled to recoup from the Fund the investment management fees waived or reduced and other payments remitted by ACM to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit for such class, provided that such amount paid to ACM will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

      (d) If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that (i) the amount of the investment management fees waived or reduced and other payments remitted by ACM to each class of the Fund with respect to the previous fiscal year shall equal the Excess Amount; and (ii) the actual Fund Operating Expenses of each class of each the Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

2. TERM OF AGREEMENT. This Agreement shall have an initial term through August 25, 2006. After such initial term, this Agreement shall automatically renew for one-year terms unless ACM provides notice to the Trust of its termination at least thirty days prior to the end of the then current term; provided, however, that this Agreement shall terminate automatically upon termination of the Management Agreement. In addition, the Trust may terminate this Agreement without penalty upon ninety days notice to ACM.

3.    MISCELLANEOUS.

            (a) Notices. All notices or other communications given under this Undertaking shall be made by guaranteed overnight delivery, telecopy or certified mail; notice is effective when received. Notice shall be given to the parties at the following addresses:

            ACM:              Adelante Capital Management LLC
                              1995 University Avenue, Suite 550
                              Berkeley, CA 94704
                              Attention: Contract Compliance Officer

            Trust:            Lend Lease Funds
                              803 W. Michigan Street
                              Milwaukee, WI 53233
                              Attention: President


            (b) Severability. If any provision of this Undertaking shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

            (c) Applicable Law. This Undertaking shall be construed in accordance with and governed by the laws of the State of Delaware.

            (d) Counterparties. This Undertaking may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (e) Entire Agreement. This Undertaking states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the Investment Company Act of 1940, as amended, when applicable.


                [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Undertaking to be executed by their duly authorized officers as of the date first set forth above.

                                       ADELANTE CAPITAL MANAGEMENT LLC

                                       By:      /s/ Mark J. Nuti
                                                ------------------------
                                                Name: Mark J. Nuti
                                                Title: Chief Operating Officer

Acknowledged:

LEND LEASE FUNDS, on behalf of its series
LEND LEASE U.S. REAL ESTATE SECURITIES FUND

By:    /s/ Michael A. Torres
       ----------------------------------
       Name: Michael A. Torres
       Title: President